EXHIBIT 10.12
FORM OF
AGREEMENT OF LIMITED PARTNERSHIP OF
NGAS PARTNERS ______, LTD
     This AGREEMENT OF LIMITED PARTNERSHIP of NGAS Partners ___, Ltd., a Kentucky limited partnership (the “Partnership”), is entered into as of ___, 200___by and among the Partnership, Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”), as the managing general partner (the “Managing General Partner”), ___, as the original and withdrawing limited partner (the “Initial Limited Partner”), the persons listed in Schedule A, as limited partners (the “LP Unitholders”), and the persons listed in Schedule B, as non-managing general partners (the “GP Unitholders” and, collectively with the LP Unitholders, the “Unitholders”).
RECITALS
     A. The Partnership has been formed as a Kentucky limited partnership to invest, through an operating general partnership with DPI (the “Program”), in a in a portfolio of natural gas development wells (“Project Wells”) to be drilled by DPI on drilling sites (the “Prospects”) located in the southern portion of the Appalachian basin (the “Project Areas”).
     B. The Program will acquire its interests in the Prospects within each Project Area (the “Program Position”) under an assignment of drilling rights from DPI of even date herewith (the “Prospect Assignment”), providing for DPI to maintain a ___% working interest the Project Wells (the “DPI Position”), with the balance of the Program Position to be maintained by the Partnership (the “Partnership Position”), subject to proportionate reduction of the Program Position in Project Wells with third-party participation (the “Participating Interests”) and certain other adjustments.
     C. The Project Wells will be drilled by DPI under a joint drilling and operating agreement with the Program of even date herewith (the “Project JOA”), providing for DPI to use its best efforts to drill all of the Project Wells to total depth by the end of ___ 200___and to install production lines and associated compression and dehydration equipment for connecting completed Project Wells to its existing gathering systems as expeditiously as possible, based on projected drilling and completion costs (the “AFEs”) to be specified by DPI for each Project Well under the terms of the Project JOA.
     D. The Program will participate in the Project Wells on a “cost-plus” 30% basis, entitling DPI to payments from the Program under the Project JOA in an amount equal to 130% of the AFEs for the Program Position in the Project Wells, to be shared in proportion to the DPI Position and the Partnership Position in the underlying Prospects, and the Program is being capitalized by DPI and the Partnership proportionately in accordance with the terms of the Partnership Agreement of the Program of even date herewith (the “Program Agreement”).
     E. The Partnership is being capitalized through a private placement (the “Private Placement”) of a minimum of ___ units of general and limited partner interests (“Units”) at a subscription price of $  per Unit for $___(the “Minimum Offering”) and a maximum of ___ Units for $___(the “Maximum Offering”), on the terms described in a Private Placement Memorandum of the Partnership dated ___200___(the “PPM”).
     F. DPI will maintain a 1% general partner interest in the Partnership, though a proportionate capital contribution either in cash or in kind, and will serve as managing general partner of the Partnership hereunder and as managing partner of the Program in accordance with the terms of the Program Agreement.
     G. The parties desire to enter into this Agreement to memorialize their arrangements for the conduct of the Partnership’s business.
     Accordingly, the parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
     “AFE” stands for “authorization for expenditure” and means the projected costs for drilling and completing a Project Well and furnishing all labor, well equipment and production facilities necessary to produce the well to sales through DPI’s field-wide gathering systems.
     The term “affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with a specified Person, and “control” when used with respect to any specified Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Agreement, as amended and or supplemented from time to time.
     “Allocable Portion” means, as to each GP Unitholder, the number of GP Units owned by that GP Unitholder at the time that any Excess Payment is made, divided by the total number of GP Units outstanding at that time.
     “Book Value” means, with respect to any Partnership asset, the carrying value of the asset on the books and records of the Partnership, determined in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and Article III.
     “Capital Account” means the capital account established for each Partner and maintained pursuant to the terms of this Agreement in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv).
     “Capital Contribution” means the capital contribution made to the Partnership by a Partner pursuant to Section 2.3.
     “Closing” means the Initial Closing or any Incremental Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Depreciation” means the depreciation, amortization or other cost recovery expense of the Partnership, determined in accordance with Section 6.1.
     “DPI” means Daugherty Petroleum, Inc., a Kentucky corporation, and its successors and assigns.
     “DPI Position” means the working interest of DPI in the Project Wells, subject adjustments for the Participating Interests and for the reversionary interest of DPI in each Project Area after Payout and to certain true-up adjustments under the terms of the Program Agreement.
     “Excess Payment” has the meaning set forth in Section 5.7(a).
     “Gross Fair Market Value” means the fair market value of an asset, determined without taking into account any liabilities secured by the asset or otherwise associated with the asset.
     “GP Unitholders” means the Persons listed on Schedule B and their permitted assigns, to the extent joined as substituted Partners in accordance with Article VII.
     “GP Units” means the units of general partner interests in the Partnership issued to investors in the Private Placement.
     “IDC” stands for intangible drilling costs and means expenditures incurred for items having no salvage value and for labor, fuel, repairs, hauling and supplies used in (i) preparing the surface prior to drilling oil and gas wells, (ii) drilling, treating and cleaning oil and gas wells and (iii) preparing oil and gas wells for production, all within the meaning of Treasury Regulation § 1.612-4(a).
     “Incremental Closing” means a partial closing of the offering and sale of Units to be held after the Initial Closing if the Maximum Offering is reached prior to the termination of the Private Placement.
     “Indemnified Parties” has the meaning set forth in Section 4.11(b).
     “Initial Closing” means the first closing of the Private Placement, held on the date hereof, for not less than the Minimum Offering.
     “Kentucky Act” means the Kentucky Uniform Revised Limited Partnership Act, as amended.
     The term “leasehold acquisition costs” mean the costs of acquiring an oil and gas leasehold or the rights to drill on property subject to an oil and gas leasehold or farmout.
     “LP Unitholders” means the Persons listed on Schedule A and their permitted assigns, to the extent joined as substituted Partners in accordance with Article VII.
     “LP Units” means the units of limited partner interests in the Partnership issued to investors in the Private Placement.
     “Majority in Interest” means the Unitholders, at the time of a Unitholder vote, holding at least a majority of the outstanding Units held by all the Unitholders.
     “Managing General Partner” means DPI in its capacity as managing general partner of the Partnership.
     “Maximum Offering,” “Minimum Offering,” “PPM” and “Private Placement” have the respective meanings set forth in Recital E.
     “Minimum Gain” means the aggregate amount of gain (of whatever character), computed with respect to each property of the Partnership that secures a Third Party Nonrecourse Liability of the Partnership, that would be recognized by the Partnership if, in a taxable transaction, the Partnership were to dispose of the property in full satisfaction of the Third Party Nonrecourse Liability, determined in accordance with the provisions of Treasury Regulation § 1.704-2.
     “Net Fair Market Value” means, in connection with the contribution of an asset to the Partnership by a Partner or the distribution of an asset by the Partnership to a Partner, the Gross Fair Market Value of the asset, reduced by any liabilities (i) assumed by that Partner or the Partnership or (ii) subject to which the Partner or the Partnership acquires the asset.
     “Net Losses” and “Net Profits” have the respective meanings ascribed to them in Section 6.1.
     “Nonrecourse Deduction” means an allocation of loss or expense attributable to Third Party Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulation § 1.704-2(b)(1).
     “Participating Interests” has the meaning set forth in Recital D.
     “Partner” means the Managing General Partner, the Unitholders or any of their respective successors or assignees in their capacity as a partner of the Partnership.
     “Partner Nonrecourse Deduction” means an allocation of loss or expense attributable to Partner Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulation § 1.704-2(i)(2).
     “Partner Nonrecourse Liabilities” means liabilities of the Partnership that are nonrecourse debt, as defined in Treasury Regulation § 1.704-2(b)(3), but with respect to which one or more Partners (or the affiliate of any Partner) bears the economic risk of loss, as defined in Treasury Regulation § 1.752-2(a).

     “Partner Nonrecourse Liability Minimum Gain” means the aggregate amount of gain, of whatever character, computed with respect to each property of the Partnership that secures a Partner Nonrecourse Liability of the Partnership, that would be recognized by the Partnership if, in a taxable transaction, the Partnership were to dispose of the property in full satisfaction of the Partner Nonrecourse Liability, determined in accordance with the provisions of Treasury Regulation § 1.704-2(i).
     “Partnership” means NGAS Partners ___, Ltd., a Kentucky limited partnership among DPI and the Unitholders.
     “Partnership Position” means the working interest of the Partnership in Project Wells drilled in each of the Project Areas, established under the Prospect Assignment at ___%, subject adjustments for the Participating Interests in Leatherwood, for AFE variances under the True-Up Account in each Project Area and for the reversionary interest of DPI in each Project Area after Payout under the terms of the Program Agreement.
     “Person” means an individual, any form of business enterprise, including a corporation, limited liability company, partnership or limited partnership, and any other juridical entity or its representative, including a trust, estate, custodian, administrator, personal representative, nominee or any other entity acting on its own behalf or in a representative capacity.
     “Program” means a NGAS Partners ___Drilling Program, a Kentucky general partnership formed under the Program Agreement between the Partnership and DPI.
     “Program Agreement” means the Partnership Agreement between the Partnership and DPI in substantially the form of Exhibit A to the PPM, and “Program Agreements” means, collectively, this Agreement, the Program Agreement, the Prospect Assignment and any other agreements DPI deems necessary or desirable to protect or further the best interests and purposes of the Partnership and the Program, or to satisfy any requirements, conditions or guidelines contained in any order, ruling or regulation of the Securities and Exchange Commission, the Service or any other federal or state governmental authority or agency, or to comply with any applicable federal or state law, rule or regulation or any judgment, decree, writ, injunction or order of any court, administrative agency, arbitrator or governmental authority, together with any and all other instruments required or permitted to be executed by the Partnership or the Program thereunder.
     “Program Position” means the DPI Position and the Partnership Position in each Project Well, depending [on the Project Area and] the level of Participating Interests in Project Wells.
     “Project Area” has the meaning set forth in Recital A.
     “Project JOA” means the Joint Drilling and Operating Agreement in substantially the form of Exhibit D to the PPM, as supplemented at any Incremental Closing, providing for DPI’s drilling and completion of the Project Wells and its operation of completed Project Wells.
     “Project Well” has the meaning set forth in Recital A..
     “Proportionate Share” of a Partner means (i) for the Managing General Partner, 1%, and (ii) for a Unitholder, at any particular time, 99% multiplied by the number of Units owned by that Unitholder divided by the total number of Units outstanding at that time.
     “Prospect” has the meaning set forth in Recital A.
     “Prospect Assignment” means Assignment of Drilling Rights in substantially the form of Exhibit C to the PPM, as supplemented at any Incremental Closing, providing for DPI’s assignment to the Program of its rights to participate in the Project Wells drilled on the Prospects specified therein.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Service” means the Internal Revenue Service.

     “Simulated Basis” has the meaning set forth in Section 6.1(h).
     “Simulated Depletion” has the meaning set forth in Section 6.1(h)(i).
     “Special Partner” means (i) DPI to the extent it owns any Units and (ii) any Unitholder who is an affiliate of DPI or any member of the affiliate’s family (within the meaning of the attribution rules of Code § 38).
     “Start-Up Costs” means sales commission, due diligence fees, offering expenses, legal and accounting fees and other costs for the organization of the Partnership and the Program.
     “Supermajority in Interest” means the Unitholders, at the time of a Unitholder vote, holding at least 75% of the outstanding Units held by all the Unitholders.
     “Tax Matters Partner” means DPI in its capacity as the Partnership’s tax matters partner, as defined in Code § 6231 (a)(7).
     “Third Party Nonrecourse Liabilities” means liabilities of the Partnership that are nonrecourse debt, as defined in Treasury Regulation § 1.704-2(b)(3), and that are not Partner Nonrecourse Liabilities.
     “Total Minimum Gain” means the aggregate of the Minimum Gain and the Partner Nonrecourse Liability Minimum Gain.
     “Treasury Regulations” means the Treasury Regulations adopted by the Service under the Code.
     “True-Up Account” means an account to be maintained by DPI under the terms of the Prospect Assignment, reflecting a credit for the Partnership’s proportionate share of any AFEs for Project Wells in excess of their actual drilling and completion costs and a debit for its share of any drilling and completion costs for Project Wells in excess of their AFEs, with any net credit balance for all Project to be applied to proportionately increase the working interests of the Partnership in the last 30% of the Project Wells and any net deficit balance for all Project Wells to be borne by DPI and applied to proportionately increase its working interests in the last 30% of the Project Wells.
     “Unitholder” means the holder of one or more Units in the Partnership.
     “Units” means the units of general partner interests and limited partner interests in the Partnership issued to investors in the Private Placement.
     The term “working interest” means an interest in an oil and gas leasehold or well entitling the holder to receive a specified percentage of the sale proceeds from oil or gas produced from the leasehold or well and obligating the holder to bear a specified percentage of the costs of drilling, completing and operating the well.
     1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Unless otherwise expressly provided herein, all references to Recitals, Articles, Sections and Schedules refer to recitals, articles and sections of this Agreement and schedules to this Agreement.
ARTICLE II – ORGANIZATIONAL MATTERS
     2.1 Partnership Name and Principal Office. The name of the Partnership shall be “NGAS Partners ___, Ltd.” The principal address of the Partnership shall be c/o Daugherty Petroleum, Inc., 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, or any other address that may be designated for that purpose by the Managing General Partner.
     2.2 Character of the Business. The principal business of the Partnership shall be its participation, through its interests in the Program, in drilling and producing Project Wells on Prospects assigned to the Program by DPI under the Prospect Assignment.

     2.3 Capital Contributions of the Partners.
          (a) Capital Contributions of the Unitholders. The Unitholders shall contribute to the capital of the Partnership, in cash upon their admission to the Partnership at a Closing, $___.___for each Unit (or a proportionate amount for any fractional Unit) set forth opposite their respective names in Schedule A or Schedule B.
          (b) Capital Contribution of the Managing General Partner. The Managing General Partner has heretofore contributed $___in cash to the capital of the Partnership. In exchange for its 1% general partner interest in the Partnership, the Managing General Partner shall contribute additional capital to the Partnership, in cash at the rate of $___.___for each Unit issued by the Partnership, representing 1% of the Partnership’s total capital, or in kind at the same rate per Unit, at its election, payable at each Closing at which the Units are issued and sold. Any Capital Contribution made by the Managing General Partner in kind shall be in the form of a portion of its retained working interests in Prospects assigned to the Program, based on the value of those working interests as determined in good faith by the Managing General Partner.
          (c) Contribution and Withdrawal of the Initial Limited Partner. The Initial Limited Partner has contributed $100 to the capital of the Partnership, which shall be returned to him at the Initial Closing. Upon the return of his contribution, the Initial Limited Partners shall withdraw from the Partnership.
     2.4 Term of the Partnership. The term of this Partnership commenced upon the filing of its Certificate of Limited Partnership under the Kentucky Act and shall continue until dissolved or terminated pursuant to Article IX.
ARTICLE III – CAPITAL ACCOUNTS
     3.1 Capital Accounts. A Capital Account shall be established and maintained for each Partner in compliance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv). The Capital Accounts shall be maintained as set forth in this Article III.
          (a) General Rules. Each Partner’s Capital Account shall be (i) credited with the amount of money and the Net Fair Market Value of any property contributed by the Partner to the Partnership, (ii) credited or debited, as the case may be, with the Partner’s allocation of income, gain, loss and expense and (iii) debited with the amount of cash and the Net Fair Market Value of property distributed to the Partner.
          (b) Special Rules. If a Partner’s interest in the Partnership is sold or liquidated, the following special rules shall apply when determining the Capital Account balances of any new or remaining Partners:
               (i) If the sale or exchange (together with any other sales or exchanges of interests in the Partnership that occur during any relevant accounting period) causes a termination of the Partnership within the meaning of Code § 708(b)(1)(B), the Capital Accounts of the Partners shall be redetermined in accordance with this Section 3.1 as though its property is deemed to be distributed to a new partnership in exchange for its partnership interests and a deemed distribution is made to the partners of the new partnership interests.
               (ii) If the sale or exchange does not cause a termination of the Partnership within the meaning of Code § 708(b)(1)(B) and if the Partnership has, at the time of the sale or exchange, an effective election under Code § 754, the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner, and there shall not be made to the Capital Account of the Partner who receives the special tax basis adjustment under Code § 743 a corresponding adjustment except to the extent a special tax basis adjustment would be reflected in a Partners respective Capital Account pursuant to Treasury Regulation § 1.704-1 (b)(2)(iv)(m).
               (iii) If the sale or exchange is not subject to the provisions of Section 3.1(b)(i) or Section 3.1(b)(ii), the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner.
               (iv) If a Partner’s interest in the Partnership is repurchased by the Partnership through a distribution in complete liquidation of the interest, except as provided in Section 3.1(a), the Capital Accounts of the remaining Partner shall be adjusted only to the extent required by Treasury Regulation § 1.704-1(b)(2)(iv)(m).

     3.2 Determination of and Adjustments to Book Value and Capital Accounts. When determining the Book Value of the assets of the Partnership and the appropriate balance in each Partner’s Capital Account resulting from any adjustments to Book Value in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv), the following accounting rules shall apply:
          (a) Contributed Property. The initial Book Value of any asset contributed by a Partner to the Partnership shall be its Gross Fair Market Value on the date of contribution.
          (b) Timing of Adjustments. The Book Values of all Partnership assets shall be adjusted to equal their respective Gross Fair Market Values, as of the following times:
               (i) The acquisition of an interest (including an additional interest) in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership;
               (ii) The distribution by the Partnership to a Partner or withdrawing Partner of more than a de minimis (as determined by the Managing General Partner) amount of money or other property as consideration for its interest in the Partnership; and
               (iii) The liquidation of the Partnership.
          (c) Book Value Adjustments. The Book Value of Partnership assets shall not be increased or decreased to reflect any adjustments to the adjusted tax basis of the assets pursuant to Code § 734(b) or Code § 743(b), except to the extent that the adjustments are taken into account in determining and maintaining capital accounts pursuant to Treasury Regulation § 1.704(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this Section 3.2(c) to the extent that the adjustment was previously reflected in the Book Value of the Partnership’s assets.
          (d) Reductions for Depreciation. If the Book Value of an asset has been determined or adjusted pursuant to the foregoing provision of this Section 3.2, the Book Value shall thereafter be reduced by the Depreciation taken into account with respect to the asset for purposes of computing the Net Profits and the Net Losses of the Partnership under Article VI.
ARTICLE IV – RIGHTS AND OBLIGATIONS OF THE MANAGING GENERAL PARTNER
     4.1 Management and Control of the Partnership.
          (a) General. The Managing General Partner shall have the full and exclusive right and authority to manage and control the business and affairs of the Partnership and to make all decisions incident thereto; provided that the Managing General Partner shall be prohibited from taking any action (or causing the Partnership to take any action) that would be prohibited under the Program Agreements or failing to take any actions (or causing the Partnership to fail to take any actions) that are required to be taken under the Program Agreements.
          (b) Specific Rights and Powers of the Managing General Partner. In addition to any other rights and powers that the Managing General Partner may possess under this Agreement, the other Program Agreements and applicable law, the Managing General Partner shall, except to the extent otherwise provided herein, have all specific rights and powers required or appropriate to its management of the Partnership’s business, which include the rights and powers to:
               (i) Execute the Program Agreements in the name and on behalf of the Partnership and to cause the Partnership perform its obligations thereunder;
               (ii) Enter into any amendments to the Program Agreements, in the name and on behalf of the Partnership, to the extent deemed necessary or desirable to protect or further the best interests and purposes of the Partnership;
               (iii) On behalf of the Partnership, exercise the rights and fulfill the obligations of the working interest owner under the Project JOA;
               (iv) Protect and preserve the title and interest of the Partnership in the assets of the Partnership, collect all amounts due the Partnership and otherwise enforce all rights of the Partnership and, in that connection, retain counsel and institute suits or proceedings in the name and on behalf of the Partnership or, if the Managing General Partner shall so determine, in the name of the Managing General Partner;
               (v) Employ or engage on a temporary or continuing basis any accountants, attorneys, consultants and other professionals on terms that the Managing General Partner deems advisable;
               (vi) Pay all debts and obligations of the Partnership and make distributions to the Partners in accordance with the provisions of this Agreement, to the extent assets of the Partnership are available therefor;
               (vii) Maintain such insurance for the Partnership as a reasonably prudent oil and gas operator would maintain, require all contractors engaged in work for the Partnership to comply with the worker’s compensation law of the state where operations are being conducted and maintain any other insurance that may be required, and require any contractor employed for the Partnership to submit to it properly executed certificates of insurance issued by approved insurers before work contemplated in any contract is begun;
               (viii) Establish any reserves the Managing General Partner deems appropriate for the purposes of the Partnership, including future costs of plugging and abandoning Wells, and withhold distribution of cash flow in order to fund the reserves, in the amounts and at the times the Managing General Partner, in its sole discretion, deems to be in the best interest of the Partnership;
               (ix) Arrange to prosecute, defend, settle or compromise actions at law or in equity at the expense of the Partnership as may be necessary to enforce or protect Partnership interests; and
               (x) Satisfy any claim against or liability of the Partnership or any judgment, decree or settlement binding on the Partnership, first out of any available insurance proceeds, next out of Partnership revenues and then, if necessary, from the sale of Partnership assets.
          (c) Duties of the Managing General Partner. The Managing General Partner shall devote to the Partnership such time as it shall deem necessary to conduct the Partnership’s business and affairs in the best interest of the Partnership and its Partners. The Managing General Partner shall take all action that may be necessary or appropriate for the Partnership’s performance of the Program Agreements, which shall include the duty to:
               (i) Review status reports and cost billings for the drilling and completion of the Project Wells;
               (ii) Receive and review all operating reports, production payments and invoices for operating costs, and arrange for the timely payment of amounts due;
               (iii) Prepare or cause to be prepared, at the expense of the Partnership, and to file on or before the due date (or any extension thereof) all federal, state or local tax returns required to be filed by the Partnership, and to timely furnish each Partner all necessary tax reporting information in connection therewith;
               (iv) Prepare or cause to be prepared, at the expense of the Partnership, and to timely file all certificates, documents or other instruments required by any government agency or authority pertaining to the business and operations of the Partnership;
               (v) Maintain and preserve during the term of the Partnership and for six years thereafter all accounts, books and other relevant Partnership documents; and
               (vi) Distribute to the Partners, not less than quarterly, proceeds from the Partnership’s interest in Program operations that have not been set aside as reserves pursuant to Section 4.1(b)(viii).
     4.2 Agency Powers of the Managing General Partner. Any document executed by the Managing

General Partner in the name and on behalf of the Partnership shall be deemed to be the action of the Partnership. Any Person dealing with the Partnership or the Managing General Partner may rely upon a certificate signed by the Managing General Partner as to (a) the identity of the Managing General Partner or the Partnership, (b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the Managing General Partner or that are in any other manner germane to the affairs of the Partnership, (c) the Persons who are authorized to execute and deliver any instrument or document on behalf of the Partnership and (d) any act or failure to act by the Partnership with respect to any other matter whatsoever involving the Partnership or its Partners.
     4.3 Limitations on Authority of the Managing General Partner. Without the consent of a Majority in Interest of the Unitholders, the Managing General Partner shall not (a) use any assets of the Partnership for any purpose other than the payment of operating expenses of the Partnership and the conduct of its business in the ordinary course, (b) sell all or substantially all the assets of the Partnership or any of the major assets of the Partnership or (c) accept any offer to exchange the securities of any Person for the assets of the Partnership or for all or a majority of the interests in the Partnership.. In the event the Partnership consummates a sale or exchange offer transaction described in clause (b) or (c) of this Section 4.3, the Partnership shall pay the Managing General Partner a fee equal to 3% of the consideration sale proceeds or exchange value of assets sold or exchanged in the transaction.
     4.4 Other Business of DPI. DPI and any of its affiliates may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including the acquisition, operation or development of oil and gas properties and the acquisition, financing, ownership, leasing, operation, management and syndication of other oil and gas drilling enterprises, for its own account or for the account of others. Neither the Partnership nor the Unitholders shall have any rights or obligations in or to such independent ventures or the income, profits or losses derived therefrom.
     4.5 Nonrecourse Borrowings. The Managing General Partner shall have authority to cause the Partnership to borrow funds from any bank or other lending institution located in the United States for the conduct of the Partnership’s business and, in connection therewith, to mortgage, pledge, encumber and hypothecate Partnership assets, including its share of any production payments from Wells.
     4.6 Tax Matters Partner. DPI shall be the “Tax Matters Partner” of the Partnership for the purposes of Code § 6231(a)(7). In the event of any inquiry or controversy with the or other taxing authority involving the Partnership, the Managing General Partner shall act as the agent of the Partnership to resolve the matter and may, on behalf of the Partnership, incur any expenses it deems necessary or advisable in the interest of the Partners in connection therewith, including professional fees and court or administrative costs incurred in the prosecution thereof or appeals therein.
     4.7 Tax Elections. The Managing General Partner shall take all actions required for the Partnership to make a timely election to deduct IDC on its federal income tax return. In the event of the transfer of an interest in the Partnership, or in the event of any distribution of Partnership property to a Partner, the Partnership may, in the sole discretion the Managing General Partner, file an election under Code § 754 to cause the basis of the Partnership’s assets to be adjusted for federal income tax purposes as provided by Code § 734 and Code § 743. The Managing General Partner shall not make any election for the Partnership to be excluded from the provisions of Subchapter K of the Code.
     4.8 Start-Up Costs. DPI shall be responsible for the payment of all Start Up Costs incurred by or for the benefit of the Partnership.
     4.9 Expense Reimbursement. The Partnership shall reimburse the Managing General Partner for all out-of-pocket expenses incurred for or on behalf of the Partnership, including fees and expenses of accountants, petroleum engineers, attorneys and insurance brokers for professional services rendered to the Partnership, but excluding any Start-Up Costs.
     4.10 Right of the Managing General Partner to Resign. DPI shall not resign as Managing General Partner except in accordance with Section 7.1.

     4.11 Exculpation and Indemnification of the Managing General Partner.
          (a) Liabilities of the Managing General Partner. The Managing General Partner shall exercise ordinary and prudent judgment in conducting and managing the affairs of the Partnership. The Managing General Partner and its affiliates shall not be liable or obligated to the Partnership or the Program for any mistake of fact or judgment made by the Managing General Partner in operating the affairs and business of the Partnership or the Program, provided the Managing General Partner acted in good faith and in a manner believed to be in the best interests of the Partnership and the mistake of fact or judgment did not constitute gross negligence or willful misconduct.
          (b) Indemnification of Managing General Partner. The Partnership shall indemnify and hold harmless the Managing General Partner and any of its affiliates performing services on behalf of the Partnership (collectively, “Indemnified Parties”) as follows:
               (i) In any action, suit or proceeding to which an Indemnified Party was or is a party by reason of the fact that it was acting as the Managing General Partner or was an affiliate of the Managing General Partner performing services on behalf of the Partnership, involving an alleged cause of action arising from the activities of the Indemnified Party under this Agreement, the other Program Agreements or otherwise in the management of the affairs of the Partnership, or which relates to the Partnership, its property, business or affairs, the Partnership shall indemnify the Indemnified Party against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with the action, suit or proceeding, if the Indemnified Party acted in good faith and in a manner believed to be in the best interests of the Partnership and if the Indemnified Party’s conduct does not constitute gross negligence or willful misconduct. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnified Party did not act in good faith and in the best interests of the Partnership.
               (ii) Expenses (including legal fees and expenses) incurred in defending any proceeding shall be paid by the Partnership in advance of the final disposition of the proceeding if (A) the Partnership has received an undertaking by or on behalf of the Indemnified Party to repay the amount, with interest at a market rate from the date of the advance, if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnified Party is not entitled to be indemnified by the Partnership as authorized hereunder and (B) the proceeding relates to the performance of duties or services by the Indemnified Party on behalf of the Partnership.
               (iii) Any indemnification under this Section 4.11, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by a majority vote of a quorum of all directors of the Managing General Partner, that indemnification of an Indemnified Party is proper. Any indemnification shall be made only out of the assets or insurance coverage of the Partnership. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission with respect to indemnification for securities law violations.
               (iv) The indemnification provided by this Section 4.11 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement or as a matter of law, both as to action in the Indemnified Party’s capacity as the Managing General Partner or an affiliate of the Managing General Partner and as to action in another capacity, shall continue as to an Indemnified Party who has ceased to serve in that capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party.
               (v) To the extent commercially reasonable, the Partnership may purchase and maintain insurance on behalf of the Managing General Partner and its affiliates against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership has indemnified that Person against liability under the provisions of this Agreement. The Partnership shall not bear any additional cost of the insurance attributable to coverage for liabilities for which the Partnership would not have the power to indemnify under the provisions of this Agreement.
               (vi) The provisions of this Section 4.11 are for the benefit of Indemnified Parties and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE V – RIGHTS OF THE UNITHOLDERS
     5.1 Limited Liability of LP Unitholders. No LP Unitholder (a) shall be required to contribute any capital to the Partnership in excess of his Capital Contribution or (b) shall have any personal liability (i) for contribution to any GP Unitholder who is held personally liable for any debt of the Partnership or (ii) for satisfaction of any Partnership or Program obligation.
     5.2 Rights of LP Unitholders Under the Kentucky Act. To the extent not otherwise set forth herein and except as modified hereby, each LP Unitholder shall have the rights of a limited partner under the Kentucky Act.
     5.3 Right to Examine Partnership Records. Each Unitholder, upon reasonable prior notice to the Managing General Partner, shall have the right to examine the books and records of the Partnership at its principal address during regular business hours and to make reasonable inquiries about the business and affairs.
     5.4 Voting Rights of Unitholders.
          (a) Unitholder Majority Voting Rights. Subject to the other provisions of this Section 5.4, the Unitholders, by affirmative vote of a Majority in Interest, shall have the right, with the concurrence of the Managing General Partner, to:
               (i) approve the sale, exchange, lease or other transfer of all or substantially all of the assets of the Partnership or the Program as provided in Section 4.3;
               (ii) approve the resignation of the Managing General Partner and appointment of a successor managing general partner as provided in Section 7.1; and
               (iii) approve an amendment to this Agreement other than amendments referred to in Section 5.4(b).
          (b) Unitholder Supermajority Voting Rights. Subject to the other provisions of this Section 5.4, the Unitholders, by affirmative vote of a Supermajority in Interest of the Unitholders, shall have the right to:
               (i) remove the Managing General Partner and continue the business of the Partnership with a substitute managing general partner as provided in Section 7.2;
               (ii) dissolve the Partnership as provided in Article IX;
               (iii) approve the sale, exchange, lease or other transfer of all or substantially all of the assets of the Partnership or the Program without the consent of the Managing General Partner; and
               (v) approve an amendment to this Agreement without the consent of the Managing General Partner, provided that the consent of the Managing General Partner shall be required for any amendment to Article VII, governing transfers of interests in the Partnership, and the consent of all the Partners shall be required for any amendment referred to in Section 5.4(c).
          (c) Restrictions on Unitholder Voting Rights. The exercise of any right of the Unitholders to vote upon an action provided for in this Section 5.4 shall be canceled upon the Partnership’s receipt of a written opinion of its counsel to the effect that either (i) the action in question may not be taken without the concurrence of all Partners of the Partnership, (ii) the exercise of that right may result in the loss of the LP Unitholders’ limited liability or (iii) the exercise of that right will adversely affect the tax status of the Partnership; provided that (A) the Managing General Partner shall notify the Unitholders promptly after the receipt by the Partnership of an opinion to the foregoing effect, and (B) any amendment to this Agreement that would result in the loss of any LP Unitholder’s limited liability or the loss of the Partnership’s status as a partnership for federal income tax purposes may be approved only by unanimous vote of the Unitholders and the Managing General Partner.

          (d) Limitation of Voting Rights of Special Partners. No Special Partner shall exercise any of the voting rights otherwise available to the Unitholders under this Agreement, unless the Partnership receives a written opinion of its counsel to the effect that the exercise of those rights will not adversely affect the tax status of the Partnership.
          (e) Meeting of Partners. Either DPI or the Unitholders holding not less than a Majority in Interest of the Units then outstanding may, by written notice to the Partners, call for a meeting of the Partners to consider the adoption of an amendment to this Agreement or any other action set forth in the notice. The notice shall state the purpose of the meeting specifying a reasonable time and place and a date, not less than 30 days nor more than 60 days thereafter, at which the meeting shall be held. Whenever, by any provision of the Kentucky Act or this Agreement, the vote of the Partners at a meeting thereof is required or permitted to be taken in connection with any matter or action, the meeting may be dispensed with if a consent in writing, setting forth the action so taken, shall be signed by the Partners whose affirmative votes would be sufficient to determine the outcome of the matter or action at a meeting of the Partners.
     5.5 Outside Activities. A Unitholder may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Program. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in any independent business venture of any other Unitholder.
     5.6 No Management Authority.
          (a) Prohibited Activity. No Unitholder shall (i) take part in the management or control of the Partnership or any aspects of its business, (ii) purport to transact any business for or on behalf of the Partnership or (iii) have any authority to sign any instrument for or on behalf of the Partnership or any power to bind the Partnership.
          (b) Liquidated Damages. Any GP Unitholder who breaches the provisions of Section 5.6(a) shall be liable to the Partnership for liquidated damages in the amount of $10,000, and the Partnership shall have the right to offset those damages against amounts otherwise distributable to the GP Unitholder hereunder.
     5.7 Contribution among GP Unitholders.
          (a) Contribution. In the event that a GP Unitholder satisfies any part of a judgment entered in any action, suit or proceeding for payment of any liabilities (including tort liabilities), debts or obligations of the Partnership or the Program in excess of his Allocable Portion thereof (an “Excess Payment”), he shall promptly notify the Managing General Partner, and each other GP Unitholder will be responsible for and will contribute his Allocable Portion of the Excess Payment. The Managing General Partner shall promptly provide notice to all GP Unitholders with respect to the nature and amount of their respective contribution obligations hereunder, and payments thereof shall be made within 30 days thereafter in accordance with the instructions set forth in such notice.
          (b) No Third Party Beneficiaries. The provisions of this Section 5.7 are for the benefit of the GP Unitholders and shall not be deemed to create any rights for the benefit of any other Persons.
     5.8 Conversion of GP Units into LP Units. At the time that all Wells have been drilled and completed, the Managing General Partner shall take all actions and file all instruments required, in the name and on behalf of the GP Unitholders, to convert each GP Units then outstanding into an LP Unit. The conversion shall change the status of each GP Unitholder to the status of an limited partner of the Partnership for partnership liability and federal income tax purposes from an after the effective date of conversion but shall not change the Proportionate Share of any Unitholder.

ARTICLE VI – ALLOCATIONS AND DISTRIBUTIONS
     6.1 Determination of Net Profits and Net Losses. For purposes of computing the amount of any items of income, gain, loss or expense to be reflected in the Capital Accounts (the net thereof hereinafter referred to as “Net Profits” or “Net Losses”), the determination, recognition and classification thereof shall be the same as their determination, recognition and classification for federal income tax purposes, with the following modifications:
          (a) Depreciation, Amortization or Other Cost Recovery. Any item of expense attributable to depreciation, amortization or other cost recovery with respect to any asset of the Partnership shall be in an amount that bears the same ratio to the Book Value of the asset at the beginning of the applicable period as the federal income tax deduction for depreciation, amortization or other cost recovery with respect to the asset for the fiscal year or other period bears to the adjusted tax basis of the asset at the beginning of the applicable period, provided that if the federal income tax deduction attributable to depreciation, amortization or other cost recovery for the fiscal year or other period with respect to any asset is zero, the item of expense attributable to depreciation, amortization or other cost recovery with respect to the asset for the applicable period shall be determined with reference to the Book Value of the asset as of the beginning of the applicable period using any reasonable method selected by the Managing General Partner.
          (b) Taxable Dispositions. Any item of income, gain, loss or expense attributable to the taxable disposition of any property with an adjusted tax basis that is different from the Book Value of the property shall be determined as if the adjusted tax basis of the property as of the date of disposition were equal in amount to the Book Value of the property.
          (c) Investment Tax Credits. If the Partnership’s adjusted tax basis in an item of depreciable property is adjusted pursuant to the Code to reflect any investment tax credit available with respect to the asset, the amount of the adjustment shall be treated as a Partnership expense and shall be allocated in the ratio in which the investment tax credit (or qualified investment in Code § 38 property) that gave rise to the basis adjustment is allocated. Any restoration of the adjusted tax basis occurring as the result of any recapture of previously allowed investment tax credit with respect to any Partnership property shall be treated as Partnership income and shall be allocated in the same ratio in which the investment tax credit (or qualified investment in Code § 38 property the disposition of which gave rise to the restoration of adjusted tax basis) was allocated.
          (d) Nondeductible Expenditures. All expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to any Capital Account and any otherwise nondeductible organizational and syndication expenses of the Partnership (as described in Code § 709) shall be treated as Partnership expenses.
          (e) Exempt Revenue. Revenue of the Partnership which is exempt from federal income tax shall be included in Net Profits or Net Losses.
          (f) Guaranteed Payments. Any payments made to a Partner that are treated for federal income tax purposes as guaranteed payments pursuant to Code § 707(c) shall be treated as Partnership expenses.
          (g) Book Value Adjustments. In the event the Book Value of any Partnership asset is adjusted pursuant to Section 3.2, the amount of the adjustment shall be treated as gain or loss, as appropriate, from a sale of the asset.
          (h) Simulated Basis. The Partnership shall establish records of the aggregate adjusted depletable basis of all Partners in each oil and gas property (as defined in Code § 614) at the time the property is acquired by the Partnership (the “Simulated Basis”), and the Simulated Basis for each property shall be adjusted from time to time, in the same manner as if the Simulated Basis was the Partnership’s adjusted basis in the property, to reflect (i) additions to basis and (ii) Simulated Depletion as provided in Section 6.1(h)(i), and the Simulated Basis, as adjusted, shall be utilized to determine simulated gain or simulated loss, as provided in Section 6.1(h)(ii).
               (i) The Partnership shall compute a depletion allowance (“Simulated Depletion”) for each taxable year based on the Simulated Basis, as theretofore adjusted, equal to either the (A) cost depletion or (B)

percentage depletion at the rate specified in Code § 613A(c)(5) (but otherwise computed without regard to the limitations that theoretically could apply to less than all the Partners) attributable to each oil or gas property, with the method of depletion, cost or percentage, being determined on a property by property basis in the first Partnership’s taxable year for which it is relevant for the property, with the treatment being binding for all Partnership taxable years during which the oil and gas property is held by the Partnership, and the Simulated Depletion allowance with respect to each oil or gas property shall be treated as an expense of the Partnership and shall be allocated among the Partners pursuant to Section 6.2, provided that in no event shall the aggregate Simulated Depletion allowances with respect to an oil or gas property exceed the Partnership’s Simulated Basis of the property.
               (ii) The Partnership shall compute gain or loss attributable to the sale or other taxable disposition of an oil or gas property by the Partnership based on the difference between the amount realized from the disposition and the Simulated Basis of the property, as theretofore adjusted.
     6.2 Allocation of Net Profits and Net Loss From Operations. For purposes of maintaining the Capital Accounts of the Partners and determining the rights of the Partners in the assets of the Partnership, the Net Profit or Net Loss for each accounting period shall be allocated among the Partners in the order of priority set forth below. Each item of income, gain, loss or expense giving rise to the Net Profit or Net Loss shall be allocated among the Partners in the same proportion that the Net Profit or Net Loss is allocated. Except as otherwise provided in this Agreement, Net Profits or Net Losses shall be allocated among the Partners as follows:
          (a) Allocation of Net Profits. Net Profit for any accounting period shall be allocated among the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
          (b) Allocation of Net Loss. Net Loss for any accounting period shall be allocated among the Partners with positive balances in their respective Capital Accounts in the same amounts and in the same proportions as the net positive balances in the respective Capital Accounts of the Partners. Any remaining Net Loss shall be allocated among the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
          (c) Allocation of Tax Credits. Any tax credits available to the Partnership and any tax credit recaptures for any accounting period shall be allocated among the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
     6.3 Functional Allocations. Notwithstanding anything to the contrary in this Agreement, all IDC claimed as expenses by the Partnership shall be allocated in full to the Unitholders, in accordance with their Proportionate Shares. Any allocation not permitted under Treasury Regulation § 1.704-1(b) or other applicable law shall be reallocated among Partners in compliance therewith.
     6.4 Leasehold Acquisition and Start Up Costs. All Leasehold Acquisition Costs and all Start Up Costs of the Partnership shall be allocated to DPI.
     6.5 Allocations to Comply with Regulations. In order to comply with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-lT and 1.704-2, the following special allocations of income, gain, loss and expense shall be made, notwithstanding the provisions of Section 6.2.
          (a) Deficit Capital Account Allocations. Subject to the other provisions of this Section 6.5, in accordance with Treasury Regulation § 1.704-1(b)(2)(ii)(d), no allocation of expenses or losses shall be made pursuant to Section 6.2 to the extent that, as of the end of the period to which the allocation relates, the allocation would cause or increase a net deficit balance in a Partner’s Capital Account in excess of any dollar amount of the net deficit balance that the Partner is obligated to restore under this Agreement. The expenses and losses shall instead be allocated to any other Partner not subject to this limitation. For purposes of this Section 6.5(a), each Partner’s Capital Account balance shall be determined by:
               (i) Adding to the Capital Account balance the amount of the Partner’s share (as determined pursuant to Treasury Regulation § 1.704-2) of the Total Minimum Gain of the Partnership as of the end of the period for which the determination is being made; and

               (ii) Subtracting from the Capital Account balance (A) adjustments that are reasonably expected to be made to the Partner’s Capital Account as of the end of the taxable year for depletion allowances, loss or distribution of Code § 751 property or otherwise as provided in Treasury Regulation § 1.704-1(b)(2)(d)(5), and (B) an amount equal to the excess of any distributions that, as of the end of the period, reasonably are expected to be made to the Partner in any future period over the Net Profits reasonably expected to be allocated to the Partner during (or prior to) the period for which the distributions are expected to be made.
          (b) Qualified Income Offset Provision. If a Partner unexpectedly receives an adjustment, allocation or distribution under this Agreement that causes or increases a net deficit balance in the Partner’s Capital Account as of the end of the period to which the adjustment, allocation or distribution relates in excess, of any dollar amount of the net deficit balance that the Partner is obligated to restore under this Agreement, the Partner will be allocated items of income (including gross income) and gain in an amount and manner sufficient to eliminate the net deficit balance as quickly as possible. The provisions of Section 6.5(a) shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in a Partner’s Capital Account.
          (c) Special Allocations of Nonrecourse Deductions. Notwithstanding any provision of Section 6.2, Section 6.5(a) and Section 6.5(b), in compliance with Treasury Regulation § 1.704-2, allocations of Nonrecourse Deductions shall be made among the Partners in the same manner as Net Losses are allocated under Section 6.2.
          (d) Minimum Gain Chargeback. If there is a net decrease in the Minimum Gain of the Partnership during any period, as determined pursuant to Treasury Regulation § 1.704-2(f), then each Partner shall be allocated items of income and gain in accordance with the provisions of Treasury Regulation § 1.704-2(g).
          (e) Special Allocations of Partner Nonrecourse Deductions. Notwithstanding any provision of Section 6.2, Section 6.5(a) and Section 6.5(b), in compliance with Treasury Regulation § 1.704-2(b), allocations of Partner Nonrecourse Deductions shall be made among the Partners in accordance with the ratios in which the Partners or their affiliates share the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which the Partner Nonrecourse Deductions are attributable.
          (f) Partner Nonrecourse Liability Minimum Gain Chargeback. If there is a net decrease in the Partner Nonrecourse Liability Minimum Gain during any period, as determined pursuant to Treasury Regulation § 1.704-2(i), then each Partner shall be allocated items of income and gain in accordance with the provisions of Treasury Regulation § 1.704-2(i).
          (g) Subsequent Allocations. Any special allocations of items of income, gain, loss or expense made pursuant to this Section 6.5 shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to Section 6.2, so that the net amount of any item of income, gain, loss and expense allocated to each Partner pursuant to Section 6.2 and this Section 6.5 shall, to the extent possible, be equal to the amount of the items of income, gain, loss and expense that would have been allocated to the Partner pursuant to Section 6.2 if the special allocations of income, gain, loss or expense required by this Section 6.5 had not been made.
          (h) Interpretation of Regulatory Allocations. The provisions of this Section 6.5 are intended to comply with the requirements of Treasury Regulation §§ 1.704-1(b), 1.704-1 T and 1.704-2 and shall be interpreted consistently therewith.
     6.6 Federal Income Tax Allocations. The allocations of income, gain, loss and expense made pursuant to Section 6.2 through Section 6.5 are allocations of book income to be made for accounting purposes to determine the respective balances in the Capital Accounts of the Partners and to establish the rights of the Partners between themselves in the assets of the Partnership. These allocations may be different from the allocations among the Partners of the income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes. Allocations of income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes for each taxable year shall be made among the Partners as follows:

          (a) General Rules for Allocating Income, Loss, Etc. In general, all items of income, gain, loss, deduction and tax preference of the Partnership for each taxable year shall be allocated among the Partners for federal income tax purposes in the same manner as the book items that give rise to the tax items are allocated among the Partners pursuant to Section 6.2 through Section 6.5.
          (b) Special Rules Where Tax Basis Differs From Book Value. If the Partnership’s adjusted tax basis for federal income tax purposes in any of its property differs from the Book Value of the property at the beginning of any taxable year, in determining each Partner’s distributive share of the taxable income or loss (or items thereof) of the Partnership, each item of income, gain, loss or deduction with respect to the property shall be allocated among the Partners in a manner that takes into account the difference between the adjusted tax basis for federal income tax purposes of the property and its Book Value, all as of the beginning of the taxable year, as required by Code § 704(c) and any applicable Treasury Regulations thereunder or by Treasury Regulation § 1.704-1(b)14)(i).
     6.7 Allocation of Profits, Losses and Tax Credits Upon Transfer of Partnership Interest. The items of income, gain, loss, expense, deduction, tax preference and tax credit allocable under any provisions of Section 6.2 through Section 6.6 to any interest in the Partnership which may have been transferred during any period shall be allocated among the Persons who were the holders of the interest during the period in a manner that takes into account the varying interests of the Partners in the Partnership during the period, all in accordance with any Treasury Regulations promulgated under Code § 706(d); provided that the allocation of gain or loss on the disposition of any property in which the Partnership has a direct or indirect interest shall, to the extent not prohibited under those regulations, be allocated among the Persons who are Partners in the Partnership on the date the event giving rise to the gain or loss occurs in accordance with the provisions of Section 6.2 through Section 6.6.
     6.8 Special Tax Audit Allocations. Notwithstanding anything contained in this Agreement to the contrary, in the event that the federal taxable income of the Partnership (or any item thereof) is adjusted as the result of an audit by the Service, the Partners’ Capital Accounts shall be adjusted in a manner that reflects the adjustments as though corresponding book adjustments had been originally reflected in the Net Profits or Net Losses of the Partnership determined pursuant to Section 6.1.
     6.9 Interest. If, pursuant to applicable law, a portion of the amounts paid with respect to any Partner’s capital contribution to the Partnership shall be deemed to constitute interest rather than principal for federal income tax purposes, the interest income attributable thereto shall be allocated to the Partner who shall have made the deemed interest payments, and the amount of the interest income shall be taken into account in determining the amount of capital contribution made by the Partner to the Partnership.
     6.10 Income Tax Effect. The Partners acknowledge the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by those provisions in reporting their shares of Partnership profits and losses for federal income tax purposes.
     6.11 Distribution of Cash. Any cash of the Partnership that is not required to meet the obligations of the Partnership or to maintain any reserves established pursuant to Section 4.1(b)(viii) shall be distributed not less than quarterly to the Partners in accordance with their Proportionate Shares. Pending distribution of funds, the Managing General Partner may, but shall not be required to, invest the funds for the account of the Partnership in savings accounts, money market accounts, prime commercial paper or U.S. government obligations.
ARTICLE VII – TRANSFER OF PARTNERS’ INTERESTS
     7.1 Withdrawal or Assignment by the Managing General Partner. The Managing General Partner may not at any time resign or withdraw from the Partnership as the Managing General Partner, or at any time assign or transfer all or any part of its interest as Managing General Partner, unless (a) a Majority in Interest of the Unitholders shall have consented thereto, (b) the Managing General Partner shall have provided an additional or successor managing general partner satisfactory to a Majority in Interest of the Unitholders and (c) the Partnership shall have received a written opinion of its counsel to the effect that the resignation, withdrawal, assignment or transfer would not result in the Partnership being classified for federal income tax purposes as an association taxable as a corporation and not as a partnership. Nothing contained herein shall not restrict or prohibit a collateral assignment or pledge by the Managing General Partner of its economic rights as a general partner in the Partnership, including its right to receive distributions of cash and properties.
     7.2 Removal of the Managing General Partner. At any time, a Majority in Interest of the Unitholders may propose that the Managing General Partner be removed, with or without cause. Within 30 days after receipt of any such proposal, the Managing General Partner shall call a meeting of all Unitholders for the purpose of voting on the proposal. At the meeting, the Unitholders, upon the affirmative vote of a Supermajority of the Unitholders, may remove the Managing General Partner and continue the business of the Partnership and the Program with a substitute managing general partner of the Partnership and substitute manager of the Program, provided that the Managing General Partner shall receive, upon and as a condition to its removal, in exchange for its interest in the Partnership and the Program, an undivided working interest in the Project Wells equal to the combined Proportionate Shares in the Partnership and the Program.
     7.3 Restrictions on Transfer of Units. Except as provided in this Article VII, Units of any Unitholder may not be transferred in whole or in part. Any transfer or purported transfer of Units not made in accordance with this Article VII shall be null and void, and neither the Partnership nor the Managing General Partner shall have any liability for any payments or allocations in respect thereof to any Person who may have an interest in that payment or allocation by reason of an attempted transfer or otherwise unless the transfer is made in accordance with this Article VII. No foreclosure of a Partner’s interest in the Partnership by a creditor of that Partner shall operate as a dissolution of the Partnership or release that Partner from any obligations hereunder, and the Person acquiring any interest in the Partnership upon foreclosure shall not thereby become a Partner or have any rights of a Partner hereunder, other than the right to receive the Proportionate Share of that Partner in the Partnership items under Article VI.
     7.4 Transfer of Units. Units may not be transferred except upon death, by operation of law or by a natural person by gift to direct family members or to a trust for the benefit of direct family members, provided that the transfer or assignment complies with applicable securities laws and does not cause the Partnership to be treated as an association or a publicly traded partnership taxable as a corporation for federal income tax purposes. Any transfer or assignment by a Unitholder shall not confer upon the transferee or assignee any right to become a substituted Unitholder, except as provided in this Section 7.4 and in Section 7.7, or release the assignor Unitholder from his obligations under this Agreement. Subject to those restrictions, the Managing General Partner will recognize an assignment of Units as of the last day of the calendar month following receipt of notice of the assignment and all required documentation. If requested, the transferee of Units may become a substituted Unitholder with the consent of the Managing General Partner. Each Partner hereby consents to the execution on its behalf by the Managing General Partner of an amendment hereto and any other instruments required for the purpose of admitting a transferee or assignee of any interest in the Partnership as a substituted Partner hereunder.
     7.5 Documents Required. No sale or assignment of Units by a Unitholder shall be effective until the assignor and assignee execute all certificates and other documents and perform all acts that the Managing General Partner may deem appropriate, in its sole and absolute discretion, to preserve the limited liability of LP Unitholders and the tax status of the Partnership after the completion of the sale or assignment and to assure compliance with all applicable federal and state securities laws. The costs and expenses of the Partnership and the Managing General Partner in connection with any assignment shall be borne by the Assignee.
     7.6 Incapacity of Unitholders. If a Unitholder dies, his executor, administrator or trustee or, if he is adjudicated incompetent, his committee, guardian or conservator or, if he becomes bankrupt, the trustee or receiver of his estate, shall have all the rights of a Unitholder for the purpose of settling or managing his estate and such power as the incapacitated Unitholder possessed to assign the Units held by him and to join with an assignee in satisfying conditions precedent to the assignee becoming a substituted Unitholder. The incapacity of a Unitholder by death, incompetency or bankruptcy shall not dissolve the Partnership.
     7.7 Substituted Unitholders. No Unitholder shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee or other recipient of Units as a Unitholder in his place. Any such purchaser, assignee, transferee, donee, legatee, distributee or other recipient of Units shall be admitted to the Partnership as a substituted Unitholder only with the consent of the Managing General Partner. If given, the consent by the Managing General Partner shall be binding and conclusive without the consent of any Unitholder and may be evidenced by the execution by the Managing General Partner of a certificate evidencing the admission of such Person as a substituted Unitholder.

ARTICLE VIII – ACCOUNTING MATTERS
     8.1 Books and Records. During the term of the Partnership and for four years thereafter, the Managing General Partner shall keep, or cause to be kept, full, accurate, complete and proper books and accounts of all operations of the Partnership. The books shall be kept on an accrual basis-calendar year. All Partners shall have access to the Partnership’s books and records at the Partnership’s principal place of business during regular business hours and shall have the right to review and copy all or part of them, except that any the audit shall be at the sole expense of the Partner or Partners requesting same unless the audit is requested by the Partnership by vote of a majority-in-interest of the Unitholders.
     8.2 Accounting Basis for Tax Reporting Purposes. The books and records and the financial statements and reports of the Partnership shall be kept on the accrual basis.
     8.3 Elections. The Managing General Partner may cause the Partnership to make any elections required or permitted to be made by the Partnership under the Code and not otherwise expressly provided for in this Agreement in the manner that the Managing General Partner believes will be most advantageous to the Partners.
     8.4 Bank Accounts. All funds of the Partnership shall be deposited in an account or accounts at a bank or other financial institution selected by the Managing General Partner. No funds of the Partnership shall be commingled with the funds of any other Person. All withdrawals from any such account or accounts shall be made only upon a check or draft signed by the Managing General Partner or by such Person or Persons as may be designated from time to time by the Managing General Partner.
ARTICLE IX – DISSOLUTION AND LIQUIDATION
     9.1 Dissolution. The Partnership shall be dissolved and shall terminate and wind up its affairs upon the first to occur of the following:
          (a) a determination by the Managing General Partner that the Partnership should terminate, and the concurrence in that determination by a Majority in Interest of the Unitholders;
          (b) the sale, exchange, forfeiture or other disposition of all or substantially all the properties of the Partnership;
          (c) the bankruptcy, insolvency or liquidation of any Partner, unless the other Partner elects to continue the Partnership;
          (d) 30 years from the date of this Agreement; or
          (e) any event that results in the dissolution of the Partnership under the applicable law, unless the Managing General Partner and a Majority in Interest of the Unitholders elect to continue the Partnership.
     9.2 Liquidation.
          (a) Appointment of Liquidator. If the Partnership is dissolved upon the occurrence of any of the circumstances described in Section 9.1, no further business shall thereafter be conducted by the Partnership except for taking any action deemed necessary by the Managing General Partner for winding up of the affairs of the Partnership and distributing its assets to the Partners pursuant to the provisions of this Article IX. Upon the Partnership’s dissolution, the Managing General Partner shall act as liquidator or, if it is unable to act in that capacity, it shall appoint one or more liquidators, any of whom shall have full authority to wind up the affairs of the Partnership and to make final distributions as provided herein.
          (b) Steps to Be Taken by Liquidator. Upon the dissolution of the Partnership, the liquidator shall take the following steps:
               (i) Determine the interest of the Partners in the assets of the Partnership;

               (ii) Determine which Partnership assets should be retained or abandoned, and dispose of all other Partnership properties and assets at the best cash price obtainable therefor:
               (iii) Pay all Partnership debts and liabilities, or otherwise make adequate provision therefor;
               (iv) Determine the fair market value of any remaining Partnership assets based on estimates to be conducted by an independent appraiser, using appropriate appraisal techniques and taking into account the nature of the appraised property interests and the recovery of any associated oil and gas reserves by primary, secondary and tertiary techniques, to the extent deemed feasible in accordance with industry standards;
               (v) Adjust the Capital Account of each Partner, consistent with Section 9.2(b)(vi), to reflect the fair market value of the Partner’s interest in any unliquidated assets of the Partnership, by crediting or charging the Partner’s Capital Account with the amount that would have been credited or charged to the Partner’s Capital Account if the Partnership’s properties and assets to be distributed in kind had been sold at their fair market value immediately prior to the distribution;
               (vi) Prepare a final statement of accounts showing the status of each Partner’s Capital Account, as adjusted, and the amount, if any, owed by each Partner to the Partnership; and
               (vii) Distribute to each of the Partners the balance, if any, then remaining in its Capital Account, as adjusted in accordance with this Section 9.2, provided that the distribution may be made in cash or in kind as provided in Section 9.2(c), and the proportion of the distribution made in cash to the Partners may vary as determined by the liquidator in its sole discretion.
          (c) Distributions in Kind. In the event the Partnership properties are not adequately divisible to effect full repayment of the Capital Account balances of the Partners, then the liquidator shall transfer to the Partners all of the cash of the Partnership, and shall convey and assign to the Partners the remaining Partnership assets to be held by the Partners as tenants in common, in either case in proportion to the balances in their respective Capital Accounts.
          (d) Payment of a Partner’s Indebtedness. Notwithstanding the foregoing provisions of this Section 9.2, if any Partner shall be indebted to the Partnership, then, until payment of the indebtedness by that Partner, the liquidator shall retain the Partner’s distributive share of Partnership properties and assets and, after applying the cost of operation of the properties and assets during the period of the liquidation against the income therefrom, the balance of the income and any cash assets shall be applied in liquidation of the indebtedness of the Partner, and if the amount has not been paid or otherwise liquidated in full, the liquidator may sell the remaining assets allocable to the Partner at public or private sale at the best price immediately obtainable, as determined in the sole judgment of the liquidator. The proceeds of the sale that are necessary to liquidate the Partner’s indebtedness shall then be so applied, and the balance of the proceeds, if any, shall be distributed to the Partner, reduced by the amount of any debit balance in its Capital Account.
          (e) Termination of the Partnership. The liquidator shall otherwise comply with all requirements of the Kentucky Act, or other applicable law, pertaining to the winding up of a general partnership. Upon completion of the liquidation procedures, the Partnership shall be terminated.
     9.3 Compliance With Regulations.
          (a) Timing. In the event the Partnership is liquidated within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the liquidator shall arrange for distributions to be made to the Partners who have positive Capital Account balances, in compliance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2), before the later of the last day of the Partnership’s taxable year in which the liquidation occurred or the 90th day following the date of the liquidation.
          (b) Distributions in Trust. In the discretion of the Managing General Partner, distributions pursuant to Section 9.3(a) may be made to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners, provided it receives an opinion of counsel to the effect that the trust will not be taxed as an association taxable as a corporation. The assets of the trust shall be distributed to the Partners from time to time, in the reasonable discretion of the trustee of the trust, in the same proportions as the amount distributed to the trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; and a portion or all of the assets may be withheld by the trustee of the trust to provide a reasonable reserve for liabilities and expenses.
     9.4 Return of Capital Contributions Solely Out of Partnership Assets. A Partner shall look solely to the properties and assets of the Partnership for the return of its capital contribution and, if the properties and assets of the Partnership remaining after the payment or discharge of the debts and liabilities of the Partnership are insufficient to return its capital contribution, it shall have no recourse against the Managing General Partner, its affiliates or any other Partner or Person for that purpose.
     9.5 Dissolution Followed by Continuation. In the event that the Partnership shall be dissolved by reason of the occurrence of any of the circumstances described in Section 9.1 or for any other reason, if the Managing General Partner and a Majority in Interest of the Unitholders shall agree thereto, the Partnership shall not terminate and wind up its affairs pursuant to Section 9.2 but shall be modified upon the terms mutually agreed to by those Partners and, as so modified, shall continue its business as if the dissolution had not occurred.
ARTICLE X – MISCELLANEOUS PROVISIONS
     10.1 Notices. Notices, requests, reports or other communications required to be given or made hereunder shall be in writing and shall be deemed to be delivered when delivered by hand or when properly addressed and posted by U.S. mail, postage prepaid, return receipt requested, to the Person being given the notice at its last known address. Any notice to the Partnership or to the Managing General Partner shall be given at the address shown as the Partnership’s principal office.
     10.2 Nature of Interest of Partners. The interest of each Partner in the Partnership shall be deemed to be personal property.
     10.3 Waiver of Right to Partition. Each Partner waives the benefit of any provisions of law that may provide for partition of real or personal property and agrees that it will not resort to any action at law or equity to partition any property subject to this Agreement. The foregoing waiver shall survive the termination and dissolution of the Partnership
     10.4 Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the Commonwealth of Kentucky.
     10.5 Successors in Interest. Each and all of the covenants, agreements, terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.
     10.6 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith, except that each Unitholder hereby makes, for the benefit of the Partnership and the Managing General Partner, each and every representation and warranty of that Unitholder in his Subscription Agreement in the form attached as Exhibit H to the PPM, as fully as though set forth herein.
     10.7 Amendments. Any amendment or supplement to this Agreement shall be in writing and shall be signed by or on behalf of each of the parties. Except as otherwise provided in Section 4.1(b), Section 5.4(a), Section 5.4(b) and Section 7.3, any amendment to this Agreement shall be effective only if concurred in by all of the Partners.
     10.7 Severability. If for any reason any provision of this Agreement that is not material to the purpose or business of the Partnership is determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of or affect those portions of this Agreement that are not determined to be invalid.

     10.8 Headings. The headings in this Agreement are inserted for descriptive purposes only and shall not control or alter the meaning of any provision hereof.
     10.9 Rights and Remedies Cumulative. The rights and remedies provided under this Agreement are cumulative, and the use of any one right or remedy by a Partner shall not preclude or waive its right to use any or all other remedies, whether provided for herein, by law or otherwise.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PARTNERSHIP:

NGAS Partners ______, Ltd.

By:	Daugherty Petroleum, Inc.,
Managing General Partner

By:

William S. Daugherty,
Chairman of the Board

MANAGING GENERAL PARTNER:

Daugherty Petroleum, Inc.

By

William G. Barr III,
Chief Executive Officer

INITIAL LIMITED PARTNER:

James W. Howes

UNITHOLDERS:

By:	Daugherty Petroleum, Inc.
As Attorney-in-Fact for the Unitholders
Listed on Schedule A and Schedule B hereto

By

William G. Barr III,
Chief Executive Officer